As filed with the Securities and Exchange Commission on July 11, 2006

Registration No. 333-30103

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITED INDUSTRIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2081809
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

124 Industry Lane Hunt Valley, Maryland	21030
(Address of Principal Executive Offices)	(Zip Code)

United Industrial Corporation 1996 Stock Option Plan For Nonemployee Directors

(Full Title of the Plan)

Jonathan A. Greenberg, Esq. Vice President, General Counsel and Secretary United Industrial Corporation 124 Industry Lane Hunt Valley, Maryland 21030 (Name and Address of Agent for Service)	Copies to: Steven L. Kirshenbaum, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036 (212) 969-3000

(410) 628-3500
(Telephone Number, Including Area Code, of Agent For Service)

EXPLANATORY NOTE

United Industrial Corporation, a Delaware corporation (the “Registrant”) is filing this Post-Effective Amendment to deregister certain securities originally registered pursuant to the Form S-8 Registration Statement (Registration No. 333-30103) filed with the Securities and Exchange Commission on June 26, 1997, pursuant to which the Registrant registered 300,000 shares of common stock of the Registrant, par value $1.00 per share (the “Common Stock”) for issuance under the Registrant’s 1996 Stock Option Plan for Nonemployee Directors (the “1996 Plan”).

The Registrant has since adopted a new equity incentive plan, the United Industrial Corporation 2006 Long Term Incentive Plan (the “2006 Plan”) which effectively replaces the 1996 Plan and the Registrant’s 1994 Stock Option Plan (the “1994 Plan”) and 2004 Stock Option Plan (the “2004 Plan”). As of May 18, 2006, the date of stockholder approval of the 2006 Plan, no future awards will be made under the 1994 Plan, the 1996 Plan and the 2004 Plan (collectively, the “Prior Plans”). According to the terms of the 2006 Plan, all of the shares of Common Stock subject to outstanding awards granted under the Prior Plans or otherwise remaining available for issuance under the Prior Plans were transferred to and assumed by the 2006 Plan. The total number of shares of Common Stock subject to outstanding awards granted under the Prior Plans or otherwise remaining available for issuance under the Prior Plans was 1,252,870 shares. Of this amount, 105,000 shares of Common Stock (the “Carried Forward Shares”) were under the 1996 Plan. The Carried Forward Shares are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment No. 1, the Registrant is filing a Registration Statement on Form S-8 to register 1,787,204 shares of Common Stock for offer or sale pursuant to the 2006 Plan, including the Carried Forward Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed to reallocate the Carried Forward Shares from the 1996 Plan to the 2006 Plan.

SIGNATURE

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hunt Valley, State of Maryland on this 11th day of July, 2006.

UNITED INDUSTRIAL CORPORATION

By:	/s/ James H. Perry
	Name:	James H. Perry
	Title:	Vice President, Chief Financial Officer and Controller